EXHIBIT 1.A.(3)(c)

                             COMMISSION SCHEDULE FOR
                   PRUVIDER VARIABLE LIFE INSURANCE CONTRACTS

I. DISTRICT AGENCIES

     A.   First year commissions on contracts issued on the following insureds:

                                                     Commission as Percentage
     Insured                                           of Scheduled Premiums
     -------                                           ---------------------
   Under Age 60                                                50%
   Age 60-69                                                   45%
   Age 70-75                                                   40%

     B. Commissions on renewal scheduled premiums in contract years two through four, whether paid or not, are 7%;

     C. On premiums paid in excess of the first scheduled premium, a commission of 3% will be paid until the client has paid premiums equal to ten years of scheduled premiums, and 2% thereafter.

II. The registered representatives of Prudential Securities, Inc. will be paid the following commissions on contracts they sell: the same as stated above for District Agencies for first year scheduled premiums, and 5% of the second through tenth year scheduled premiums. They will also be paid 3% of premiums paid in excess of scheduled premiums until the client has paid premiums equal to ten years of scheduled premiums, and 2% thereafter.

III. In the event a contract lapses or is surrendered within the first two contract years, a portion or all of the first year commission may be subject to recapture by Pruco Life Insurance Company of New Jersey. If the contract lapses at the end of year one, 30% of the commission is subject to recapture. A higher percentage of the first year commission may be first recaptured on earlier lapses. A lower and decreasing portion of the year commission is subject to recapture throughout the second contract year.

IV. The Contract may also be sold through other broker-dealers authorized by Prusec and applicable law to do so. Registered representatives of such other broker-dealers may be paid on a different basis than that stated above.



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